Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE REPORTS FIRST QUARTER RESULTS
Las Vegas, Nevada, May 6, 2010 — MGM MIRAGE (NYSE: MGM) today announced its financial results for the first quarter of 2010. As previously reported, the Company recorded a first quarter diluted loss per share of $0.22 compared to earnings of $0.38 per share in the prior year first quarter. The current year results include a gain on extinguishment of debt of $142 million (or $0.21 per share, net of tax) related to the restatement and amendment of the Company’s senior credit facility in March and a pre-tax non-cash charge of approximately $86 million (or $0.13 per share, net of tax) representing the Company’s share of an impairment at CityCenter related to its residential inventory. The prior year results include a gain of approximately $190 million (or $0.44 per share, net of tax) related to the sale of Treasure Island hotel and casino.
The following table lists these and other items which affect the comparability of the current and prior year quarterly results (approximate per diluted share impact shown, net of tax; negative amounts represent charges to income):

Three months ended March 31,	2010	2009

Preopening and start-up expenses	$(0.01)	$(0.02)
Monte Carlo fire business interruption income (recorded as a reduction of general and administrative expenses)	—	0.04
Property transactions, net:
Gain on the sale of TI	—	0.44
Monte Carlo fire property damage income	—	0.02
Income (loss) from unconsolidated affiliates:
CityCenter residential non-cash impairment charge	(0.13)	—
CityCenter forfeited residential deposits income	0.02	—
Gain on extinguishment of long-term debt	0.21	—
The following key results for the quarter are presented on a “same store” basis excluding the results of Treasure Island casino resort (“TI”) in the prior year as the Company completed the sale of TI in March 2009:
•	Net revenue, excluding reimbursed costs, decreased 4% to $1.4 billion, compared to a 6% year-over-year decrease in the fourth quarter of 2009;

•	Casino revenue decreased 5%, partially offset by strong baccarat results during the quarter with baccarat volume up 17%;

•	Las Vegas Strip REVPAR[1] decreased 8% compared to the prior year quarter versus a 16% year-over-year decrease in the fourth quarter of 2009; and

•	Adjusted Property EBITDA[2] attributable to wholly-owned operations was $267 million, or down 19%, excluding Monte Carlo insurance proceeds benefiting the prior year quarter.
Key results at the Company’s joint ventures include the following operating results (the Company’s share of which is reflected in income (loss) from unconsolidated affiliates in the Company’s statement of operations):
•	MGM Grand Macau earned operating income of $49 million in the first quarter of 2010, which included depreciation expense of $22 million, and

•	Aria, the centerpiece casino resort at CityCenter, reported net revenue of $160 million and an operating loss of $66 million, which included depreciation expense of $54 million. Hotel occupancy percentage was 63% with an average daily rate of $194.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.8077 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

“We see signs of improvement in the Las Vegas market and expect those to accelerate in the second half of the year and into 2011. Our forward bookings continue to improve as our convention bookings continue to gain traction,” said Jim Murren, MGM MIRAGE Chairman and Chief Executive Officer. “We are well positioned to increase our operating margins and cash flows as the economy recovers. CityCenter’s first quarter results were particularly affected by the weakness in the Las Vegas convention market. We expect Las Vegas visitation to be strong for the balance of 2010 and Aria’s conference calendar is strengthening; therefore, we expect Aria’s occupancy to improve over the balance of the year. We are unveiling a comprehensive new marketing effort for Aria in the coming weeks with new TV and direct marketing elements. Now that CityCenter is complete, we are able to use its architecturally unique and highly visual assets in a coordinated global advertising push.”
Detailed Discussion of First Quarter Operating Results
(Results are presented on a same store basis excluding TI)
Net revenue for the first quarter of 2010 was $1.46 billion. Excluding reimbursed costs revenue mainly related to the Company’s management of CityCenter, the Company earned net revenue of $1.36 billion, a decrease of 4% from 2009. Reimbursed costs revenue represents reimbursement of payroll and other costs incurred by the Company in connection with the provision of management services.
Total casino revenue decreased 5% compared to the prior year, with slots revenue down approximately 1% for the quarter. The Company’s table games volume, excluding baccarat, was down 4% in the quarter, but baccarat volume was up 17% compared to the prior year quarter. The overall table games hold percentage was lower in 2010 than the prior year quarter and near the midpoint of the Company’s normal 18% to 22% range, while in the 2009 quarter it was at the top end of the range. These factors led to an overall decrease in table games revenue of 10% for the quarter.
Rooms revenue decreased 6% with Las Vegas Strip REVPAR down by 8%. Weakness in the Las Vegas convention market continued to put pressure on room rates and drove the Company to replace these customers with increased leisure and casino business to maintain occupancy. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three months ended March 31,	2010	2009

Occupancy %	85%	87%
Average Daily Rate (ADR)	$111	$118
Revenue per Available Room (REVPAR)	$94	$103
Food and beverage revenue declined 3%, a portion of which related to a decrease in convention and banquet business. Entertainment revenue increased 6%, due to new shows added since the first quarter of 2009, including Disney’s The Lion King.
Operating loss for the first quarter of 2010 was $11 million (which included the Company’s $86 million share of the CityCenter residential impairment charge) compared to operating income of $355 million in the 2009 quarter. In addition, the prior year results included a $190 million pre-tax gain on the TI sale, $15 million of Monte Carlo business interruption insurance recovery income (recorded as a reduction to general and administrative expense) and $7 million of Monte Carlo property damage insurance recovery income (recorded as property transactions, net). The Company reported Adjusted Property EBITDA attributable to wholly-owned operations of $267 million in the 2010 quarter, down 19% excluding insurance recoveries related to the Monte Carlo fire in the prior year. Adjusted Property EBITDA, which includes impact from unconsolidated affiliates, was $187 million in the 2010 quarter and was negatively impacted by the CityCenter residential impairment charge. The Company reported Adjusted EBITDA2, which includes corporate expense, of $156 million in the 2010 quarter.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.8077 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

Income from Unconsolidated Affiliates
The Company reported a loss from unconsolidated affiliates of $81 million versus income of $16 million in the prior year first quarter. The loss in the first quarter of 2010 was attributable to the company’s 50% share of the operating loss at CityCenter.
CityCenter reported net revenues of $260 million and an operating loss of $255 million in the first quarter of 2010, which includes an approximately $171 million non-cash impairment charge related to its residential inventory, depreciation expense of $69 million, and preopening expenses of $6 million. CityCenter results benefited from revenues of $24 million related to forfeited residential deposits.
The loss at CityCenter was partially offset by the Company’s share of operating income at the MGM Grand Macau, which earned operating income of $49 million in the first quarter of 2010, which included depreciation expense of $22 million, a significant improvement compared to an operating loss of $5 million in the 2009 first quarter, which included depreciation expense of $21 million.
Financial Position
At March 31, 2010, the Company had approximately $13.0 billion of indebtedness (with a carrying value of $12.7 billion), including $3.8 billion of borrowings outstanding under its senior credit facility, with available borrowing capacity under the senior credit facility of approximately $900 million. These balances reflect the impact of the Company’s March issuance of $845 million of 9% senior secured notes due 2020. The net proceeds of such issuance were used to repay a portion of the senior credit facility, including a permanent reduction of $818 million as required under the Company’s amended and restated senior credit facility.
Subsequent to March 31, 2010, the Company received a tax refund of approximately $380 million, the proceeds of which were used to reduce outstanding borrowings under the revolving portion of the senior credit facility.
In addition, in April 2010, the Company issued $1.15 billion of 4.25% convertible senior notes due 2015 for net proceeds to the Company of $1.12 billion. After application of such proceeds, the Company had approximately $1.48 billion of availability under the revolving portion of the senior credit facility, of which approximately $1.12 billion was restricted for use to retire future debt maturities or permanently reduce commitments under the senior credit facility, and approximately $900 million of excess cash in bank. In connection with the convertible notes offering, the Company entered into capped call transactions at a cost of $81 million to reduce the potential dilution of the Company’s stock upon conversion of the notes.
“Our secured and convertible notes transactions were executed at pricing advantageous to the Company and reaffirms the confidence our financial partners have in the long term prospects of MGM MIRAGE,” said Dan D’Arrigo, MGM MIRAGE Executive Vice President and Chief Financial Officer. “These transactions further enhance our balance sheet profile and provide our Company with approximately $2.4 billion of available liquidity – we believe we have adequate liquidity to address upcoming debt maturities.”
MGM MIRAGE will hold a conference call to discuss its first quarter results at 11:00 a.m. Eastern Standard Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-877-274-9221 (domestic) or 1-706-634-6528 (international) and using conference call ID 70713628. Until Thursday May 13, 2010, a complete replay of the conference call can be accessed by dialing 1-800-642-1687 or 1-706-645-9291, access code 70713628. A complete replay of the call will also be made available at www.mgmmirage.com.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.8077 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

1 REVPAR is hotel Revenue per Available Room.
2 “Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.
Management believes that while items excluded from Adjusted EBITDA and Adjusted Property EBITDA may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, pre-opening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.
In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.
Adjusted EBITDA or Adjusted Property EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or net income as an indicator of the Company’s performance; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Reconciliations of Adjusted EBITDA to net income (loss) and of operating income to Adjusted Property EBITDA are included in the financial schedules accompanying this release.
*      *      *
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, Illinois and Macau. The Company’s 50% economic interest in Borgata Hotel Casino Spa in Atlantic City, which is held in trust, is currently offered for sale. CityCenter, an unprecedented urban resort destination on the Las Vegas Strip featuring its centerpiece ARIA Resort & Casino, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. Other major holdings include Bellagio, MGM Grand, Mandalay Bay, The Mirage, Monte Carlo, New York-New York, Luxor, Excalibur, and Circus Circus. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative, its community philanthropy programs and the Company’s commitment to sustainable development and operations. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations with regard to convention business in 2010 and 2011, and reporting the first quarter 2010 results described in this release. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which we operate and competition with other destination travel locations throughout the United States and the world. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President,	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.8077 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Revenues:
Casino	$610,757	$664,727
Rooms	313,903	355,044
Food and beverage	316,156	338,397
Entertainment	116,682	118,057
Retail	43,889	47,949
Other	120,779	123,690
Reimbursed costs	93,323	13,683

	1,615,489	1,661,547
Less: Promotional allowances	(158,097)	(162,752)

	1,457,392	1,498,795

Expenses:
Casino	345,945	375,517
Rooms	100,746	110,827
Food and beverage	182,612	194,327
Entertainment	90,996	87,742
Retail	27,999	31,621
Other	78,027	70,123
Reimbursed costs	93,323	13,683
General and administrative	276,054	261,240
Corporate expense	24,878	24,361
Preopening and start-up expenses	3,494	8,071
Property transactions, net	689	(195,125)
Depreciation and amortization	163,134	176,858

	1,387,897	1,159,245

Income (loss) from unconsolidated affiliates	(80,918)	15,549

Operating income (loss)	(11,423)	355,099

Non-operating income (expense):
Interest income	766	4,382
Interest expense, net	(264,175)	(171,636)
Non-operating items from unconsolidated affiliates	(23,350)	(11,131)
Other, net	141,089	(1,338)

	(145,670)	(179,723)

Income (loss) before income taxes	(157,093)	175,376
Benefit (provision) for income taxes	60,352	(70,177)

Net income (loss)	$(96,741)	$105,199

Per share of common stock:

Basic:
Net income (loss) per share	$(0.22)	$0.38

Weighted average shares outstanding	441,240	276,556

Diluted:
Net income (loss) per share	$(0.22)	$0.38

Weighted average shares outstanding	441,240	276,770

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Bellagio	$249,047	$264,420
MGM Grand Las Vegas	224,244	226,665
Mandalay Bay	167,193	174,546
The Mirage	135,492	147,353
Luxor	76,251	85,258
Treasure Island (1)	—	66,329
New York-New York	59,922	64,376
Excalibur	59,105	61,628
Monte Carlo	52,378	50,604
Circus Circus Las Vegas	41,959	46,815
MGM Grand Detroit	139,924	136,515
Beau Rivage	81,996	83,206
Gold Strike Tunica	36,997	40,639
Management operations	103,843	21,904
Other operations	29,041	28,537

	$1,457,392	$1,498,795

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — ADJUSTED PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Bellagio	$61,966	$68,250
MGM Grand Las Vegas	38,486	45,363
Mandalay Bay	25,400	42,652
The Mirage	25,425	29,865
Luxor	12,763	19,354
Treasure Island (1)	—	12,729
New York-New York	18,067	20,442
Excalibur	14,867	16,736
Monte Carlo	6,449	21,807
Circus Circus Las Vegas	1,693	6,281
MGM Grand Detroit	40,505	40,552
Beau Rivage	16,703	17,569
Gold Strike Tunica	10,061	13,845
Management operations	(3,862)	4,864
Other operations	(1,088)	(1,517)

Wholly-owned operations	267,435	358,792

CityCenter (50%)	(118,611)	(865)
Macau (50%)	23,099	(3,585)
Other unconsolidated resorts	14,757	20,168

	$186,680	$374,510

(1)	Treasure Island was sold in March 2009.

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2010
	Operating income	Preopening and	Property	Depreciation and
	(loss)	start-up expenses	transactions, net	amortization	Adjusted EBITDA
Bellagio	$37,564	$—	$(112)	$24,514	$61,966
MGM Grand Las Vegas	18,383	—	—	20,103	38,486
Mandalay Bay	1,867	—	—	23,533	25,400
The Mirage	9,819	—	—	15,606	25,425
Luxor	1,437	—	—	11,326	12,763
New York-New York	11,013	—	14	7,040	18,067
Excalibur	8,238	—	784	5,845	14,867
Monte Carlo	456	—	—	5,993	6,449
Circus Circus Las Vegas	(3,646)	—	—	5,339	1,693
MGM Grand Detroit	30,355	—	—	10,150	40,505
Beau Rivage	4,414	—	3	12,286	16,703
Gold Strike Tunica	6,429	—	—	3,632	10,061
Management operations	(7,193)	—	—	3,331	(3,862)
Other operations	(2,529)	—	—	1,441	(1,088)

Wholly-owned operations	116,607	—	689	150,139	267,435

CityCenter (50%)	(122,105)	3,494	—	—	(118,611)
Macau (50%)	23,099	—	—	—	23,099
Other unconsolidated resorts	14,757	—	—	—	14,757

	32,358	3,494	689	150,139	186,680
Stock compensation	(9,555)	—	—	—	(9,555)
Corporate	(34,226)	—	—	12,995	(21,231)

	$(11,423)	$3,494	$689	$163,134	$155,894

	Three Months Ended March 31, 2009
	Operating income	Preopening and	Property	Depreciation and
	(loss)	start-up expenses	transactions, net	amortization	Adjusted EBITDA
Bellagio	$39,138	$—	$1,154	$27,958	$68,250
MGM Grand Las Vegas	20,159	—	85	25,119	45,363
Mandalay Bay	18,646	190	15	23,801	42,652
The Mirage	13,054	—	239	16,572	29,865
Luxor	8,477	—	277	10,600	19,354
Treasure Island (1)	12,730	—	(1)	—	12,729
New York-New York	13,318	—	—	7,124	20,442
Excalibur	10,748	—	(3)	5,991	16,736
Monte Carlo	23,302	—	(7,189)	5,694	21,807
Circus Circus Las Vegas	411	—	(4)	5,874	6,281
MGM Grand Detroit	29,841	—	—	10,711	40,552
Beau Rivage	5,426	—	—	12,143	17,569
Gold Strike Tunica	9,200	—	—	4,645	13,845
Management operations	2,271	—	—	2,593	4,864
Other operations	(3,065)	—	—	1,548	(1,517)

Wholly-owned operations	203,656	190	(5,427)	160,373	358,792

CityCenter (50%)	(8,104)	7,239	—	—	(865)
Macau (50%)	(3,585)	—	—	—	(3,585)
Other unconsolidated resorts	19,526	642	—	—	20,168

	211,493	8,071	(5,427)	160,373	374,510
Stock compensation	(8,734)	—	—	—	(8,734)
Corporate	152,340	—	(189,698)	16,485	(20,873)

	$355,099	$8,071	$(195,125)	$176,858	$344,903

(1)	Treasure Island was sold in March 2009.

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Adjusted EBITDA	$155,894	$344,903
Preopening and start-up expenses	(3,494)	(8,071)
Property transactions, net	(689)	195,125
Depreciation and amortization	(163,134)	(176,858)

Operating income (loss)	(11,423)	355,099

Non-operating income (expense):
Interest expense, net	(264,175)	(171,636)
Other	118,505	(8,087)

	(145,670)	(179,723)

Income (loss) before income taxes	(157,093)	175,376
Benefit (provision) for income taxes	60,352	(70,177)

Net income (loss)	$(96,741)	$105,199

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS — LAS VEGAS STRIP
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Bellagio
Occupancy %	90.9%	93.7%
Average daily rate (ADR)	$199	$214
Revenue per available room (REVPAR)	$181	$201

MGM Grand Las Vegas
Occupancy %	91.5%	92.8%
ADR	$118	$116
REVPAR	$108	$108

Mandalay Bay
Occupancy %	84.3%	83.0%
ADR	$155	$177
REVPAR	$131	$147

The Mirage
Occupancy %	89.2%	91.8%
ADR	$125	$135
REVPAR	$112	$124

Luxor
Occupancy %	85.1%	88.3%
ADR	$78	$85
REVPAR	$66	$75

New York-New York
Occupancy %	89.2%	91.8%
ADR	$96	$100
REVPAR	$86	$92

Excalibur
Occupancy %	81.0%	78.9%
ADR	$59	$66
REVPAR	$48	$52

Monte Carlo
Occupancy %	84.8%	87.8%
ADR	$81	$86
REVPAR	$68	$76

Circus Circus Las Vegas
Occupancy %	67.7%	77.4%
ADR	$46	$47
REVPAR	$31	$36

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$440,587	$2,056,207
Accounts receivable, net	563,101	368,474
Inventories	96,367	101,809
Income tax receivable	532,992	384,555
Deferred income taxes	29,124	38,487
Prepaid expenses and other	118,579	103,969

Total current assets	1,780,750	3,053,501

Property and equipment, net	14,955,546	15,069,952

Other assets:
Investments in and advances to unconsolidated affiliates	3,492,021	3,611,799
Goodwill	86,353	86,353
Other intangible assets, net	343,533	344,253
Deposits and other assets, net	351,700	352,352

Total other assets	4,273,607	4,394,757

	$21,009,903	$22,518,210

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$117,986	$155,796
Construction payable	9,711	17,923
Current portion of long-term debt	—	1,079,824
Accrued interest on long-term debt	203,186	206,357
Other accrued liabilities	834,947	923,701

Total current liabilities	1,165,830	2,383,601

Deferred income taxes	3,115,419	3,031,303
Long-term debt	12,694,671	12,976,037
Other long-term obligations	253,245	256,837
Stockholders’ equity:
Common stock, $.01 par value: authorized 600,000,000 shares, issued 441,260,482 and 441,222,251 shares and outstanding 441,260,482 and 441,222,251 shares	4,413	4,412
Capital in excess of par value	3,504,541	3,497,425
Retained earnings	273,791	370,532
Accumulated other comprehensive loss	(2,007)	(1,937)

Total stockholders’ equity	3,780,738	3,870,432

	$21,009,903	$22,518,210